                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund,
Select Ten Portfolio 1997 International Series B, Hong Kong Portfolio, Defined Asset Funds:
We consent to the use in this Registration Statement No. 333-23105 of our report dated April 25, 1997, relating to the Statement of Condition of Equity Investor Fund, Select Ten Portfolio 1997 International Series B, Hong Kong Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.
DELOITTE & TOUCHE LLP
New York, N.Y.
April 25, 1997